Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

GS Finance Corp. $574,000 Leveraged Buffered Bloomberg Bitcoin 4% Decrement ER Index-Linked Notes due 2031 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (July 29, 2031) is based on the performance of the Bloomberg Bitcoin 4% Decrement ER Index (the “index”) as measured from July 24, 2026 (the date the initial index level was set) to and including the determination date (July 24, 2031).

The index measures the performance of the Bloomberg IBIT Total Return Index less the returns of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index. The Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index aims to reflect the performance of a strategy that invests a cash position into rolling overnight deposits, earning interest at the U.S. federal funds effective rate plus a spread of 4% per annum. As a result, although the title of the index includes the phrase “4% decrement,” due to the excess return feature (represented by "ER" in the title of the index) the index must outperform the sum of (i) the federal funds effective rate plus (ii) a decrement equal to 4% per annum (accruing daily) for the level of the index to increase (the index must outperform more than just the decrement). The total deduction due to the excess return and decrement features will negatively affect your return on your notes and will have the effect of offsetting positive performance, and worsening negative performance, of the Bloomberg IBIT Total Return Index. The inclusion of these features also means the index will trail the performance of an identical index without such excess return or decrement features.

If the final index level on the determination date is greater than the initial index level of 31,384.29 (which is the closing level of the index on July 24, 2026 and is higher than the closing level of the index on the trade date (July 28, 2026)), the return on your notes will be positive and will equal the participation rate of 1.4 times the index return.

If the final index level declines by up to 15% from the initial index level, you will receive the face amount of your notes. If the final index level declines by more than 15% from the initial index level, the return on your notes will be negative and will equal the index return plus 15%. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the index return;
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if the index return is zero or negative but not below -15% (the final index level is equal to the initial index level or is less than the initial index level, but not by more than 15%), $1,000; or
●
if the index return is negative and is below -15% (the final index level is less than the initial index level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the index return plus 15%. You will receive less than the face amount of your notes.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Bloomberg IBIT Total Return Index aims to measure the total returns of the iShares® Bitcoin Trust ETF and the iShares® Bitcoin Trust ETF seeks to reflect generally the performance of the price of bitcoin. Therefore the notes involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the notes, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of notes of this type.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $917 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	July 31, 2026	Original issue price:	100% of the face amount
Underwriting discount:	1% of the face amount	Net proceeds to the issuer:	99% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 26,132 dated July 28, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $917 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $83 per $1,000 face amount).

Prior to November 28, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 27, 2026). On and after November 28, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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General terms supplement no. 17,745 dated January 20, 2026
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Prospectus supplement dated February 14, 2025
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Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40054XUL0 / US40054XUL09

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the Bloomberg Bitcoin 4% Decrement ER Index (current Bloomberg symbol: “BIT4FP Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Reference ETF: with respect to the underlier, the exchange-traded fund underlying such underlier (current reference ETF: the iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”))

Face amount: $574,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

•
if the final underlier level is greater than the initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;
•
if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
•
if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the underlier return plus the buffer amount

Initial underlier level: 31,384.29, (which is the closing level of the underlier on July 24, 2026 and is higher than the closing level of the underlier on the trade date)

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of the underlier” below

Upside participation rate: 140%

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Buffer level: 85% of the initial underlier level

Buffer rate: 100%

Buffer amount: 15%

Trade date: July 28, 2026

Original issue date: July 31, 2026

Determination date: July 24, 2031, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date: July 29, 2031, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated

maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Trading day: a day on which the principal securities market for the reference ETF is open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Market disruption event: with respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

•
a suspension, absence or material limitation of trading in shares of the reference ETF on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•
a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the reference ETF in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
shares of the reference ETF, or option or futures contracts, if available, relating to the reference ETF do not trade on what were the respective primary markets for the reference ETF or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to the reference ETF.

For this purpose, an “absence of trading” in the primary securities market on which shares of the reference ETF are traded, or on which option or futures contracts, if available, relating to the reference ETF are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the reference ETF or in option or futures contracts, if available, relating to the reference ETF in the primary market for the reference ETF or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to the shares of the reference ETF or those contracts, or
•
a disparity in bid and ask quotes relating to the shares of the reference ETF or those contracts,

will constitute a suspension or material limitation of trading in shares of the reference ETF or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that (i) the publication of the underlier is discontinued and there is no successor underlier or (ii) the reference ETF is delisted or withdrawn from the exchange on which the reference ETF has its primary listing, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier, unless the actions described in the following two sentences are taken. If the calculation agent determines that the reference ETF is delisted or withdrawn from the exchange on which the reference ETF has its primary listing, the company may, at its option, accelerate the payment on the notes. If the company chooses to exercise this right, (i) it will deliver an acceleration notice to the holder of this note and the trustee at least five business days prior to the date of acceleration, (ii) on the date on which the company delivers the acceleration notice, the calculation agent will determine the amount due and payable per note upon early acceleration in good faith and in a commercially reasonable manner and (iii) that amount will be payable on the date specified in the acceleration notice, unless such date is not a business day, in which case the amount will be payable on the following business day, and the maturity date will be accelerated to such day.

If the calculation agent determines that (i) the underlier, the reference ETF or the method of calculating the underlier or the reference ETF is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the underlier or the reference ETF, any material change in the investment objective of the reference ETF, and whether the change is made by the underlier sponsor or the investment advisor of the reference ETF under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting the reference ETF or its issuer or is due to any other reason — and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier or (ii) there has been a split or reverse split of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the final underlier level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	140%
Buffer level	85% of the initial underlier level
Buffer rate	100%
Buffer amount	15%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting the reference ETF or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference ETF.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	240.000%
175.000%	205.000%
150.000%	170.000%
125.000%	135.000%
110.000%	114.000%
100.000%	100.000%
95.000%	100.000%
92.000%	100.000%
85.000%	100.000%
65.000%	80.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 40.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose 85.000% of your investment in the notes.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” on page PS-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 17,745. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the reference ETF. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “—The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 17,745.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on July 24, 2026 to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

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the level of the underlier;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally or the underlier in particular, and which may affect the closing level of the underlier;
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interest rates and yield rates in the market;
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the time remaining until your notes mature; and

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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Reference ETF

Investing in your notes will not make you a holder of any shares of the reference ETF. Neither you nor any other holder or owner of your notes will have any rights with respect to the reference ETF, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the reference ETF or any other rights of a holder of any shares of the reference ETF. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the reference ETF.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

We May Accelerate Your Notes at Our Option If the Reference ETF Is Delisted or Withdrawn

If the calculation agent determines that the reference ETF is delisted or withdrawn from the exchange on which the reference ETF has its primary listing, we will be permitted to accelerate the payment on your notes at our option and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If we accelerate the payment on your notes at our option, your investment may result in a loss and you may not be able to reinvest your money at a comparable return for a similar level of risk. For more information, see “Terms and Conditions — Discontinuance or modification of the underlier” above.

Additional Risks Related to the Underlier

The Underlier Reflects Excess Return and Includes a Built-In Daily Decrement That Will Reduce Its Performance

The underlier is designed to reflect the performance of the Bloomberg IBIT Total Return Index reduced by the performance of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index. The Bloomberg Fed

Fund Effective Rate Plus 4% Overnight Cash Index aims to reflect the performance of a strategy that invests a cash position into rolling overnight deposits, earning interest at the U.S. federal funds effective rate plus a spread of 4% per annum. As a result, although the title of the underlier includes the phrase “4% decrement,” due to the excess return feature (represented by "ER" in the title of the underlier) the underlier must outperform the sum of (i) the federal funds effective rate plus (ii) a decrement equal to 4% per annum (accruing daily) for the level of the underlier to increase (the underlier must outperform more than just the decrement). Consequently, the underlier will underperform the Bloomberg IBIT Total Return Index over time, and may decline even during periods when the value of the reference ETF or the price of bitcoin is stable or increases modestly.

The total deduction due to the excess return and decrement features will negatively affect your return on your notes and will have the effect of offsetting positive performance, and worsening negative performance, of the Bloomberg IBIT Total Return Index. Such deduction will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier will not appreciate unless the return of the Bloomberg IBIT Total Return Index is sufficient to offset the negative effects of the deduction of the performance of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index, and then only to the extent that the return of the Bloomberg IBIT Total Return Index is greater than the performance of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index. The inclusion of these features also means the underlier will trail the performance of an identical index without such excess return or decrement features. As a result of the deduction of the performance of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index, the level of the underlier may decline even if the return of the Bloomberg IBIT Total Return Index is positive.

The Underlier Is Based, In Part, on the Performance of the Bloomberg IBIT Total Return Index, and Therefore the iShares® Bitcoin Trust ETF, Rather Than the Spot Price of Bitcoin

The underlier is based, in part, on the performance of the Bloomberg IBIT Total Return Index, which reflects the performance of the iShares® Bitcoin Trust ETF (the “IBIT ETF”), rather than the spot price of bitcoin itself. The performance of the IBIT ETF may not fully replicate the performance of the price of bitcoin due to the fees and expenses charged by the IBIT ETF or by restrictions on access to bitcoin due to other circumstances. The IBIT ETF does not generate any income and as the IBIT ETF regularly sells bitcoin to pay for its ongoing expenses, the amount of bitcoin represented by each share of the IBIT ETF has gradually declined over time. The IBIT ETF sells bitcoin to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of bitcoin. The sale of the IBIT ETF’s bitcoin to pay expenses at a time of low bitcoin prices could adversely affect the value of the IBIT ETF and, therefore, the value of your notes. Additionally, there is a risk that part or all of the IBIT ETF’s bitcoin could be lost or stolen due to theft, which could adversely affect the value of your notes.

The Underlier Has a Limited Operating History

The notes are linked to the performance of the underlier, which was launched on July 1, 2026. Because the underlier has no underlier level history prior to that date, limited historical information will be available for you to consider in making an independent investigation of the underlier performance, which may make it difficult for you to make an informed decision with respect to the notes.

The hypothetical performance data prior to the launch of the underlier on July 1, 2026 refers to simulated performance data created by applying the underlier’s calculation methodology to historical prices of the Bloomberg IBIT Total Return Index. Furthermore, hypothetical performance data prior to June 12, 2024 is based on the Bloomberg Bitcoin 25bps Decrement Index. Such simulated hypothetical performance data has been produced by the retroactive application of a back-tested methodology. No future performance of the underlier can be predicted based on the simulated hypothetical performance data or the historical underlier performance information as described herein.

The Excess Return and Decrement Features Included in the Calculation of the Underlier May Outweigh Any Intended Benefits of the Excess Return and Decrement Features

The inclusion of excess return and decrement features in the underlier are intended to permit the economic terms of structured investments linked to the underlier to be more favorable to investors than the terms that would otherwise be available on a hypothetical identical index without excess return and decrement features, assuming that the estimated value of the structured investments and market conditions are held constant and that all other structural features of the structured investments are the same.

However, any improvement in the economic terms of a structured investment linked to the underlier may not be sufficient to offset the negative effect of the application of the excess return and daily decrement features to the underlier performance. There can be no assurance that the excess return and decrement features will actually result in the terms of a structured note linked to the underlier having terms that are more favorable to investors than would otherwise be available on a hypothetical identical index without excess return or decrement features.

The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Reference ETF Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the underlier sponsor concerning the calculation of the level of the underlier, additions, deletions or substitutions of the underlier’s constituents and/or the reference ETF, and the manner in which changes affecting the underlier’s constituents and/or the reference ETF are reflected in the underlier level, could affect the level of the underlier and, therefore, the amount payable on your notes and the market value of your notes. The amount payable on your notes and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the underlier level or the method by which it constructs the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the underlier level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the underlier level — and thus the amount payable on your notes — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the underlier level on any trading day and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of the underlier” above.

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Reference ETF, There Is No Affiliation Between the Investment Advisor of the Reference ETF or the Underlier Sponsor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the reference ETF, and, at any time, may hold shares of the reference ETF. We are not otherwise affiliated with the investment advisor of the reference ETF or the underlier sponsor. We or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlier sponsor or the investment advisor of the reference ETF. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlier or the reference ETF. You, as an investor in your notes, should make your own investigation into the underlier and the reference ETF. See “The Underlier” below for additional information about the underlier.

Neither the underlier sponsor nor the investment advisor of the reference ETF is involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the underlier sponsor nor the investment advisor of the reference ETF has any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

The Value of the Shares of the IBIT ETF Relates Directly to the Value of the Bitcoin Held by the IBIT ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the IBIT ETF’s Shares

The shares of the IBIT ETF are designed to generally reflect the performance of the price of bitcoin – a digital asset – and the value of the shares relates directly to the value of the bitcoin held by the IBIT ETF, less the trust’s expenses and liabilities. The price of bitcoin has experienced extreme volatility in recent periods and may continue to do so. A wide variety of complex and difficult to predict factors may affect the value of the shares of the IBIT ETF, including, but not limited to:

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Price Volatility, Valuation and Liquidity. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Historically, digital assets have experienced extreme price volatility as a result of loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Future price volatility could result from these and other factors, including a lack of stability and standardized regulation in the digital asset markets and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers. Extreme volatility in the future, including further declines in the trading prices of bitcoin, could have a material adverse effect on the value of the IBIT ETF and, consequently, the notes. Further, the lack of centralized pricing sources for digital assets, including bitcoin, and digital asset-related investments poses a variety of valuation challenges. There may be challenges in valuing bitcoin holdings due to price volatility, illiquidity, fragmented markets and inconsistent pricing across exchanges and intermediaries. Moreover, bitcoin trading activity may be suspended without warning due to liquidity shortages, cyberattacks or regulatory action, and users may have limited recourse. Disparate pricing across platforms and intermittent outages can also impair the ability to transact or value holdings of bitcoin reliably. Any complications in valuing bitcoin holdings could have a material adverse effect on the value of the IBIT ETF and, consequently, the notes.
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Digital Asset Risk. The value of the IBIT ETF is subject to a number of factors relating to the fundamental investment characteristics of bitcoin as a digital asset, including the fact that digital assets are bearer instruments and loss, theft, destruction, or compromise of the associated private keys could result in permanent loss of the asset, and the capabilities and development of blockchain technologies such as the bitcoin blockchain. Digital assets represent a relatively new and rapidly evolving industry, and the value of the IBIT ETF depends on the continued acceptance of bitcoin. Changes in the governance of a digital asset network may not receive sufficient support from users and miners, which may negatively affect that digital asset network’s ability to grow and respond to challenges. Furthermore, if less than a substantial majority of users and miners download a proposed modification of the bitcoin network’s source code, the bitcoin network may “fork” (or “split”), with one group running pre‑modified software and the other running modified software. A fork may lead to new security, competition and other concerns and may adversely affect the price of bitcoin, and may adversely affect the IBIT ETF, at the time of announcement, adoption, or subsequently.
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Security Threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The bitcoins held in the IBIT ETF’s account at its bitcoin custodian or trading balance held with its prime execution agent are expected to be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the IBIT ETF’s bitcoins and are expected to become more appealing as the IBIT ETF’s assets grow. To the extent that the IBIT ETF is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the IBIT ETF’s bitcoins may be subject to theft, loss, destruction or other attack.
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Fraud and Manipulation. Digital asset platforms are relatively new and, in some cases, unregulated. The bitcoin market globally and in the United States is not subject to comparable regulatory guardrails and may lack the transparency, controls, and oversight that exist in regulated markets. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin, new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto market and/or cause distortions in price, which could adversely impact the IBIT ETF’s creation and redemption arbitrage mechanism and affect the value of the IBIT ETF and, consequently, the notes.
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Flaws in the Source Code and Network Attacks. Flaws in the source code for digital assets have been exposed and exploited from time to time, including flaws that disabled some functionality for users, exposed users’ personal information and/or resulted in the theft of users’ digital assets. The cryptography underlying bitcoin could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to compromise the security of the bitcoin network or take the IBIT ETF’s bitcoin, which would adversely affect the value of the IBIT ETF. Any of these actions by a malicious actor could have an adverse impact on the value of the IBIT ETF and, consequently, the notes.
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Concentration. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The largest bitcoin wallets are believed to hold, in aggregate, a significant percentage of the bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of bitcoins, and it is possible that some of these wallets are controlled by the same person or entity. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of bitcoin and, consequently, the price of the IBIT ETF.
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Lack of Incentives. Participants in the bitcoin network need to be incentivized to participate in the bitcoin network. If the digital asset awards for mining blocks or the transaction fees for recording transactions on the bitcoin network are not sufficiently high to incentivize miners, or if certain jurisdictions continue to limit mining activities, miners may cease expending processing power to mine blocks and confirmations of transactions on the bitcoin blockchain could be slowed. A reduction in the processing power expended by miners on the bitcoin network could increase the likelihood of a malicious actor obtaining control. Lack of incentives to participate in the bitcoin network could result in disruptions in recording transactions on the bitcoin network. Any widespread delays or disruptions in the recording of transactions could result in a loss of confidence in the bitcoin network and could prevent the IBIT ETF from completing transactions associated with its day-to-day operations, including creation and redemption of shares of the IBIT ETF.
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Competition. Competition from the emergence or growth of other digital assets or methods of investing in bitcoin could have a negative impact on the price of bitcoin and adversely affect the value of the IBIT ETF. Although bitcoin was the first digital asset to gain global adoption and critical mass, today there are a multitude of alternative digital asset options. In addition, central banks in various countries have introduced digital forms of legal tender which could have an advantage in competing with, or replace, bitcoin and other cryptocurrencies as a medium of exchange or store of value. Lastly, the IBIT ETF faces competition with respect to the creation of competing exchange-traded bitcoin products which may charge lower fees, which could have the effect of the IBIT ETF failing to gain acceptance or being able to obtain adequate amounts of bitcoin. Any of the foregoing could have an adverse impact on the price and availability of bitcoin, the price of the IBIT ETF and the value of the notes.

The IBIT ETF Has a Limited Operating History

The IBIT ETF commenced trading on January 11, 2024. Because the IBIT ETF has no history prior to that date, limited historical IBIT ETF price information will be available for you to consider in making an independent investigation of its performance, which may make it difficult for you to make an informed decision with respect to the notes.

The IBIT ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The IBIT ETF is concentrated in a single commodity. As a result, the performance of the IBIT ETF will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the IBIT ETF, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the IBIT ETF, which could have an adverse impact on the value of the notes.

The Method By Which the IBIT ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the IBIT ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History

On each business day, as soon as practicable after 4:00 p.m. (New York Time), the IBIT ETF evaluates the bitcoin held by the IBIT ETF and determines the net asset value of the IBIT ETF and the net asset value per share. For purposes of making these calculations, a business day means any day other than a day when Nasdaq is closed for regular trading. The IBIT ETF values the bitcoin held by the IBIT ETF by reference to the CME CF Bitcoin Reference Rate, which has only been in operation since February 2022. The CME CF Bitcoin Reference Rate serves as a once-a-day benchmark rate of the U.S. dollar price of bitcoin (USD/BTC), calculated as of 4:00 p.m. (New York Time). The net asset value of the IBIT ETF equals the total assets of the IBIT ETF, which consists solely of bitcoin and cash, less total liabilities of the IBIT ETF. The net asset value per share of the IBIT ETF equals the net asset value of the IBIT ETF divided by the number of shares outstanding on the day the computation is made. If the CME CF Bitcoin Reference Rate is not available, the IBIT ETF’s holdings may be fair valued on a temporary basis in accordance with the policy approved by the trustee.

If the CME CF Bitcoin Reference Rate, or other valuation method, does not prove to be an accurate benchmark, and the CME CF Bitcoin Reference Rate, or other valuation method, varies materially from the price of bitcoin determined by other mechanisms, the net asset value of the IBIT ETF and, therefore, the value of an investment in the shares could be adversely impacted.

Termination or Liquidation of the IBIT ETF Could Adversely Affect the Value of the Notes

The IBIT ETF is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the actual exchange rate of bitcoin is lower than the price of bitcoin at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The value and liquidity of digital asset markets generally, and bitcoin specifically, may be influenced by new laws, regulations, policies and guidance which may vary significantly among international, U.S. federal, state and local jurisdictions. The regulatory environment for digital assets is constantly evolving, and new regulations or policies may materially adversely affect the IBIT ETF and its ability to invest in bitcoin or the value of bitcoin. Regulation of digital assets may also vary significantly among international, federal, state, and local jurisdictions and is subject to a level of uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations or guidance, or take other actions, which may severely impact the use of digital assets generally and the technology behind them or the means of transacting in or transferring them. Failure by the IBIT ETF to comply with any current or future laws, rules and regulations, some of which may be subject to change, could result in a variety of adverse consequences.

Even Though Cryptocurrencies Trade Around-The-Clock, Your Notes Will Not

The IBIT ETF holds bitcoin. The interbank market in cryptocurrencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which bitcoin trades. Significant price and rate movements may take place in the underlying cryptocurrency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying cryptocurrency exchange markets. There is no systematic reporting of last-sale information for cryptocurrencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank cryptocurrency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the IBIT ETF. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying cryptocurrency exchange markets.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The Bloomberg Bitcoin 4% Decrement ER Index, which we also refer to in this description as the “index”:

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is a commodity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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has a launch date of July 1, 2026, with an initial value of 0.1 as of its base date, July 19, 2010; and
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is calculated, administered and published by Bloomberg Index Services Limited (“BISL”).

The Bloomberg Bitcoin 4% Decrement ER Index is an excess return and decrement version of the Bloomberg IBIT Total Return Index (the “Total Return Index”), designed to measure the returns of the Total Return Index less the returns of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index (the “Overnight Cash Index”). The Total Return Index aims to measure the total returns of the iShares® Bitcoin Trust ETF (“IBIT ETF”) by reinvesting any dividends back into the IBIT ETF. The IBIT ETF seeks to reflect generally the performance of the price of bitcoin. The Overnight Cash Index aims to reflect the performance of a strategy that invests a cash position into rolling overnight deposits, earning interest at the U.S. federal funds effective rate plus a spread of 4% per annum.

Additional information about the Bloomberg Bitcoin 4% Decrement ER Index, the Total Return Index, the Overnight Cash Index and IBIT ETF is available on the following websites: bloomberg.com/professional/products/indices/quote/BIT4FP:IND and ishares.com/us. We are not incorporating by reference the websites or any material they include in this pricing supplement.

Calculation of the Bloomberg Bitcoin 4% Decrement ER Index

On the index base date, the initial value of the Bloomberg Bitcoin 4% Decrement ER Index was 0.1. On each subsequent index business day after the index base date, the index value is calculated as follows: the sum of (i) the index value on the index business day immediately preceding such index business day plus (ii) the units return on such index business day. For purposes of the Bloomberg Bitcoin 4% Decrement ER Index, an “index business day” is a day on which the New York Stock Exchange is open for trading.

For purposes of calculating the units return, the Bloomberg Bitcoin 4% Decrement ER Index assigns the following fixed weight to each constituent:

Constituent	Fixed Weight
Bloomberg IBIT Total Return Index*	100%
Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index	-100%

* Since January 12, 2024. From the base date to January 11, 2024, the Bloomberg Bitcoin 25bps Decrement Index was used as a proxy for calculating the index value.

On each index business day, the units return is calculated as follows: the sum of, for each constituent, the product of (i) the units for such constituent on such index business day times (ii) the closing level of such constituent on such index business day minus the closing level of such constituent on the index business day immediately preceding such index business day.

The number of units for each constituent as of the index base date was zero. On each subsequent index business day, the number of units for a constituent is calculated as follows: the sum of (i) the units for such constituent on the index business day immediately preceding such index business day plus (ii) the incremental units for such constituent on the index business day immediately preceding such index business day.

On each index business day, the number of the incremental units for a constituent is calculated as follows: the result of (i) the quotient of (a) the product of the closing index value on such index business day times the weight of such constituent divided by (b) the closing level of such constituent on such index business day minus (ii) the units for such constituent on such index business day.

Calculation of the Total Return Index

The Total Return Index has a base date of January 11, 2024 and a base value of 100.00. The Total Return Index is calculated using a mathematical formula that reflects the daily change in the market price of the IBIT ETF, adjusted to reflect the immediate reinvestment of dividends paid by the IBIT ETF (if any) at the ex-dividend date. The units of the IBIT ETF shall be adjusted after a stock split. As a result, the performance of the Total Return

Index will generally exceed the performance of a corresponding price return index whenever the IBIT ETF makes cash distributions.

On each index business day, the Total Return Index is calculated as the product of:

•
the Total Return Index value for the previous index business day, times
•
the quotient of (i) the official close price published for the IBIT ETF on the current index business day divided by (ii) the result of (a) the official close price published for the IBIT ETF on the previous index business day minus (b) any gross dividend that would have been received by a holder of one unit of the IBIT ETF that has an ex-dividend date on the current index business day, times
•
the aggregated number of units of the IBIT ETF that would have been received by a holder of one unit of the IBIT ETF that has an ex-dividend date (for stock split event or spin-off event) on the current index business day.

Market Disruption Events

A market disruption event occurs when one or more events materially affect the functioning or normal trading conditions of a relevant underlying market and BISL determines, in its sole discretion, that the disruption makes it impossible or not reasonably practicable for market participants generally to transact in the affected securities, instruments or other assets. Without limitation, a market disruption event may include any of the following:

•
Exchange or Trading Suspension: the suspension or material limitation of trading on any relevant exchange, trading venue, or related market for the affected securities, instruments, or assets;
•
Market Failure to Open: the failure of any relevant exchange, trading venue, or related market to open for trading during its regular trading hours; or
•
Unscheduled Early Closure: the closure of a relevant exchange or trading venue prior to its scheduled closing time, unless such closure was announced at least one hour before the earlier of (i) the actual closing time and (ii) the time of the announcement of such closure.

If a market disruption event occurs or is occurring, BISL, in its sole discretion, may:

•
Defer or suspend the calculation and publication of a benchmark (such as the Bloomberg Bitcoin 4% Decrement ER Index and the Overnight Cash Index) and any other information relating to the benchmark until the next benchmark relevant day on which such disruption event is not continuing; and/or
•
Make such determinations and/or adjustments in relation to (a) the methodology used to calculate that benchmark as BISL considers necessary in order to maintain the objectives of the benchmark, or (b) the benchmark level as BISL considers appropriate in order to preserve the underlying objectives of the benchmark, including but not limited to calculating a substitute level for the benchmark based on but not restricted to the last published level of any disrupted benchmark and such level or value may be zero, where, in the reasonable view of BISL, this would give an objective and accurate determination; and/or
•
Discontinue the calculation of the benchmark per the documented cessation procedures

Data Disruption Events

A data disruption event is defined as an occurrence that affects the availability of input or non-input data necessary for the calculation of a benchmark on any relevant day which is not a market disruption event or an operational disruption event. Data disruption events typically arise from factors such as:

•
The temporary or permanent unavailability of data from one or more data providers.
•
Technical failures or system outages affecting data integrity or transmission.
•
Regulatory, legal or contractual matters that restrict access to necessary data sources.

Temporary Data Disruption Event

If the disruption is expected to be temporary, BISL, in its sole discretion, may:

•
Defer or suspend the calculation and publication of the benchmark and any other information relating to the benchmark until the next benchmark business day on which such Data Disruption Event is not continuing; and/or

•
Make such determinations and/or adjustments in relation to (a) the methodology used to calculate that benchmark as BISL considers necessary in order to maintain the objectives of the benchmark, or (b) the benchmark level as BISL considers appropriate in order to preserve the underlying objectives of the benchmark, including but not limited to calculating a level for the benchmark based on but not restricted to the last published level of that benchmark.

Permanent Data Disruption Event

If the disruption is expected to be permanent, meaning that BISL can no longer source data from a particular provider or source, BISL, in its sole discretion, may:

•
Source an alternative data provider; and/or
•
Make such determinations and/or adjustments in relation to (a) the methodology used to calculate that benchmark as BISL considers necessary in order to maintain the objectives of the benchmark, or (b) the benchmark level as BISL considers appropriate in order to preserve the underlying objectives of the benchmark, including but not limited to calculating a substitute level for the benchmark based on but not restricted to the last published level of that benchmark and such level or value may be zero, where, in the reasonable view of BISL, this would give an objective and accurate determination; and/or
•
Cease provision of the benchmark.

Operational Disruption Events

An operational disruption event is defined as an occurrence that prevents BISL from performing calculations or publishing a benchmark for technical or operational reasons and is not caused by a market disruption event or a data disruption event. Operational disruption events typically arise from factors such as system outages.

Temporary Operational Disruption Event

If the Operational Disruption Event is expected to be temporary, BISL, in its sole discretion, may:

•
Defer or suspend the calculation and publication of the benchmark and any other information relating to the benchmark until the next benchmark business day on which such Operational Disruption Event is not continuing; and/or
•
Make such determinations and/or adjustments in relation to (a) the methodology used to calculate that benchmark as BISL considers necessary in order to maintain the objectives of the benchmark, or (b) the benchmark level as BISL considers appropriate in order to preserve the underlying objectives of the benchmark, including but not limited to calculating a level for the benchmark based on but not restricted to the last published level of that benchmark.

Permanent Operational Disruption Event

If the disruption is expected to be permanent, BISL, in its sole discretion, may:

•
Source an alternative provider for the relevant services or undertake the relevant services itself; and/or
•
Make such determinations and/or adjustments in relation to (a) the methodology used to calculate that benchmark as BISL considers necessary in order to maintain the objectives of the benchmark, or (b) the benchmark level as BISL considers appropriate in order to preserve the underlying objectives of the benchmark, including but not limited to calculating a substitute level for the benchmark based on but not restricted to the last published level of that benchmark and such level or value may be zero, where, in the reasonable view of BISL, this would give an objective and accurate determination; and/or
•
Cease provision of the benchmark.

Benchmark and Methodology Changes

BISL’s benchmarks are designed to be (i) representative of the market or asset class being measured, and desired risk exposures sought by benchmark users; (ii) replicable, offering a sufficiently sized universe without unnecessary turnover and transaction costs; and (iii) objective and transparent, with clearly defined and objective rules. BISL will review methodologies for the benchmarks on an annual basis, to determine whether they continue to reasonably measure the intended underlying market interest, the economic reality or otherwise align with their stated objective. This review will take place (i) at a parent benchmark level; and (ii) for benchmarks that contain unique rules for measuring a distinct economic reality not otherwise captured at a parent level. Out-of-cycle reviews may result from extreme market events, market feedback, the need to provide further clarification to the market, lack of requisite data and/or material changes to the applicable underlying market interests.

Material changes related to the benchmarks together with the key elements of the methodology that would, in BISL’s view, be affected by the proposed material change, will be made available in advance to stakeholders whose input will be solicited via a consultation. The stakeholder engagement will set forth the rationale for any proposed changes as well as the timeframe and process for responses. BISL endeavors to provide at least two weeks for the consultation period; however, the length of the consultation period may vary taking into account factors including complexity of the topic, market circumstances, materiality and client impact.

In limited circumstances involving market disruption events, data disruption events, operational disruption events or other extraordinary situations (such as a fundamental shift in the economic or regulatory structure of the underlying market) during a market emergency, BISL may use expert judgment or discretion. When expert judgment or discretion is required, BISL aims to be consistent in its application, with instances of discretion subject to review by members of BISL. Neither the issuer nor the calculation agent has any authority to direct or control BISL's exercise of such judgment or discretion.

Index Sponsor

BISL is an independent benchmark administrator and is responsible for calculating, maintaining and publishing the Bloomberg Bitcoin 4% Decrement ER Index in accordance with its published methodology. BISL maintains governance procedures governing index oversight, methodology review, use of expert judgment, conflict management and benchmark administration.

BISL may amend the methodology from time to time in accordance with its governance procedures, including amendments relating to calculation procedures, pricing sources, benchmark inputs, market disruption provisions or other operational matters. Any such changes may affect the level and performance of the Bloomberg Bitcoin 4% Decrement ER Index and, consequently, the value of securities linked to the Bloomberg Bitcoin 4% Decrement ER Index.

Neither the issuer nor the calculation agent has any ability to control the composition, methodology, calculation or publication of the Bloomberg Bitcoin 4% Decrement ER Index.

iShares® Bitcoin Trust ETF

The Bloomberg Bitcoin 4% Decrement ER Index is an excess return and decrement version of the Total Return Index, designed to measure the returns of the Total Return Index less the returns of the Overnight Cash Index. The Total Return Index aims to measure the total returns of the IBIT ETF by reinvesting any dividends back into the IBIT ETF. The IBIT ETF (the “trust”) issues shares (the “shares”) representing fractional undivided beneficial interests in its net assets.

•
The purpose of the trust is to own bitcoin purchased by the trust in exchange for shares issued by the trust. The trust seeks to reflect generally the performance of the price of bitcoin. The trust seeks to reflect such performance before payment of the trust’s expenses and liabilities. The shares are intended to constitute a simple means of making an investment similar to an investment in bitcoin rather than by acquiring, holding and trading bitcoin directly on a peer-to-peer or other basis or via a digital asset platform. For more information about bitcoin, see “Bitcoin” in this pricing supplement.
•
The trust’s trustee is BlackRock Fund Advisors.
•
The shares trade under the ticker symbol “IBIT” on The Nasdaq Stock Market LLC.
•
The trust’s SEC CIK Number is 0001980994.
•
The trust’s inception date was January 5, 2024.

Where Information About the Trust Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the trust (including its fees) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the trust’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Trust From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the trust. We have derived all information about the trust in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the trust in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the trust — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the trust could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the trust.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the trust. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Bitcoin

Bitcoin is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can range from bitcoin enthusiasts to professional mining operations that design and build dedicated machines and data centers.

Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index

The Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index, which we also refer to in this description as the “Overnight Cash Index”:

•
is an index, and therefore cannot be invested in directly;
•
does not file reports with the SEC because it is not an issuer;
•
has a launch date of July 1, 2026, with an initial value of 100.0000 as of its base date, January 2, 2001; and
•
is calculated, administered and published by Bloomberg Index Services Limited (“BISL”).

The Overnight Cash Index aims to reflect the performance of a strategy that invests a cash position into rolling overnight deposits, earning interest at the U.S. federal funds effective rate plus a spread of 4% per annum.

Calculation of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index

The Overnight Cash Index is designed to measure the performance of a hypothetical investment in a rolling overnight cash deposit. In general, the Overnight Cash Index reflects the daily performance of a hypothetical cash deposit (a “cash constituent”) that earns interest at the U.S. federal funds effective rate as reported by Bloomberg under the ticker symbol “FEDL01 Index”, plus the fixed spread of 4% per annum, with interest reinvested through daily compounding.

On each index business day (Monday to Friday), BISL determines the index level by starting with the previous closing level of the Overnight Cash Index and incorporating the daily return attributable to the cash constituent.

BISL will determine:

•
the price of the hypothetical cash constituent based on the U.S. federal funds effective rate;
•
the number of outstanding units, including any incremental units created through capitalization of accrued interest or other specified actions; and
•
the resulting index value based on the interaction of the cash constituent price and outstanding units.

For purposes of the Overnight Cash Index, an “interest reset day” is a New York Fed business day (i.e., a day on which the Federal Reserve Bank of New York is open for business).

The Overnight Cash Index methodology represents the hypothetical investment using “units” of the cash constituent. At the inception of the Overnight Cash Index, an initial number of units corresponding to the Overnight Cash Index base value was established. Thereafter, the number of outstanding units increases as accrued interest is capitalized and reinvested. The number of existing units changes over time as interest capitalizes on the underlying cash constituent.

On days that are both an index business day and an interest reset day, accrued interest is capitalized, which creates additional units of the cash constituent at the most recently published federal funds effective rate for the prior New York Fed business day rate plus the fixed spread of 4% per annum, subject to a floor of 0%. The additional units participate in future interest accrual, resulting in a compounded total return. On days that are both an index business day and interest reset day, the price of the cash constituent is reset to par (equal to 1.00).

On each index business day that is not an interest reset day, the cash constituent price increases to reflect accrued interest based on the most recently published federal funds effective rate for the prior New York Fed business day plus the fixed spread of 4% per annum, subject to a floor of 0%. The cash constituent price is multiplied by the number of existing units to reflect the accrual of interest on units of the cash constituent in between interest reset days on the index level. No additional units are created on such days because no interest capitalization occurs on days that are not interest reset days.

Interest accrual throughout the index uses the actual number of calendar days divided by a 360-day year (ACT/360).

For a discussion of market disruption events, benchmark and methodology changes and the index sponsor, see “—Market Disruption Events”, “—Data Disruption Events”, “—Operational Disruption Events”, “—Benchmark and Methodology Changes” and “—Index Sponsor” under “Bloomberg Bitcoin 4% Decrement ER Index” above.

License Agreement between BISL and GS Finance Corp.

“Bloomberg®” and the indices referenced herein (the “Indices”, and each such index, an “Index”) are trademarks or service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Index (collectively, “Bloomberg”), and/or one or more third-party providers (each such provider, a “Third-Party Provider,”) and have been licensed for use for certain purposes to THE GOLDMAN SACHS GROUP INC (the “Licensee”). To the extent a Third-Party Provider contributes intellectual property in connection with the Index, such third-party products, company names and logos are trademarks or service marks, and remain the property of such Third-Party Provider.

The financial products referenced herein (the “Financial Products”) are not sponsored, endorsed, sold or promoted by Bloomberg or any Third-Party Provider. Neither Bloomberg nor any Third-Party Provider makes any representation or warranty, express or implied, to the owners of or counterparties to the Financial Products or any member of the public regarding the advisability of investing in securities generally or in the Financial Products particularly. The only relationship between Bloomberg, Third-Party Providers, and the Licensee is the licensing of certain trademarks, trade names and service marks and of the Index, which is determined, composed and calculated by BISL without regard to the Licensee or the Financial Products. Bloomberg has no obligation to take the needs of the Licensee or the owners of the Financial Products into consideration in determining, composing or calculating the Index. Bloomberg is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Financial Products to be issued. Neither Bloomberg nor any Third-Party Provider shall have any obligation or liability, including, without limitation, to the customers of the Financial Products, or in connection with the administration, marketing or trading of the Financial Products.

NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO AND SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE FINANCIAL PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA RELATED THERETO. NEITHER BLOOMBERG NOR ANY THIRD-PARTY PROVIDER MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS, THIRD-PARTY PROVIDERS, AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE FINANCIAL PRODUCTS OR INDICES AND BLOOMBERG, ANY THIRD-PARTY PROVIDER, THEIR LICENSORS, AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES— WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE INDEX OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the reference ETF will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily closing levels of the underlier from January 1, 2021 through July 28, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the level of most commodity indices. Since the underlier was launched on July 1, 2026 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch of July 1, 2026. Furthermore, hypothetical performance data prior to June 12, 2024 is based on the Bloomberg Bitcoin 25bps Decrement Index. The hypothetical performance data prior to July 1, 2026 was obtained from the underlier sponsor’s website, without independent verification. The historical closing levels from July 1, 2026 to July 28, 2026 were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) You should not take the hypothetical performance data or historical levels of the underlier as an indication of the future performance of the underlier.

Historical Performance of the Bloomberg Bitcoin 4% Decrement ER Index

Comparative Performance of the Bloomberg Bitcoin 4% Decrement ER Index and the iShares® Bitcoin Trust ETF

The graph below shows the performance, from January 11, 2024 (the date the iShares® Bitcoin Trust ETF commenced trading) through July 28, 2026, of the underlier (in blue) and the iShares® Bitcoin Trust ETF (in black).

For comparative purposes, each of the underlier and the iShares® Bitcoin Trust ETF have been adjusted to have a closing level of 100.00 on January 11, 2024 by dividing the applicable closing level on each day by the underlier’s or iShares® Bitcoin Trust ETF’s closing level on January 11, 2024 and multiplying the quotient by 100.00.

Since the underlier was launched on July 1, 2026 and has a limited operating history, the graph includes hypothetical performance data for the underlier prior to its launch on July 1, 2026. The hypothetical performance data for the underlier prior to July 1, 2026 used to create this graph was obtained from the underlier sponsor’s website, without independent verification. The daily historical closing levels of the underlier from July 1, 2026 to July 28, 2026 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. (In the graph, historical closing levels can be found to the right of the vertical solid line marker.) The daily historical closing levels of the iShares® Bitcoin Trust ETF from January 11, 2024 through July 28, 2026 used to create this graph were obtained from Bloomberg Financial Services, without independent verification. You should not take this graph, the hypothetical performance data of the underlier or the historical closing levels of the underlier or the iShares® Bitcoin Trust ETF used to create this graph as an indication of the future performance of the underlier or the iShares® Bitcoin Trust ETF or the correlation (if any) between the level of the underlier and the level of the iShares® Bitcoin Trust ETF.

As described above, the underlier’s excess return and decrement features mean the underlier will not appreciate unless the return of the Bloomberg IBIT Total Return Index is sufficient to offset the negative effects of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index, and then only to the extent that the return of the Bloomberg IBIT Total Return Index is greater than the return of the Bloomberg Fed Fund Effective Rate Plus 4% Overnight Cash Index. As a result of the excess return and decrement features, the level of the underlier may decline even if the return of the Bloomberg IBIT Total Return Index is positive.

Comparative Performance of the Bloomberg Bitcoin 4% Decrement ER Index and the iShares® Bitcoin Trust ETF

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax-exempt organization;
•
a partnership;
•
a person that owns a note as a hedge or that is hedged against interest rate risks;
•
a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the reference ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 17,745 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We will deliver the notes against payment therefor in New York, New York on July 31, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

By purchasing the notes, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of notes of this type.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement,, the accompanying general terms supplement no. 17,745, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$574,000

GS Finance Corp.

Leveraged Buffered Bloomberg Bitcoin 4% Decrement ER Index-Linked Notes due 2031

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC